Exhibit 5.1

[Letterhead]

February 14, 2006

ConocoPhillips

600 North Dairy Ashford Road

Houston, Texas 77079

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am acting as counsel for ConocoPhillips, a Delaware corporation (the “Company”), in connection with Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-130967) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 279,052,488 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of December 12, 2005, by and among the Company, Cello Acquisition Corp., a newly formed Delaware corporation and a direct wholly owned subsidiary of the Company, and Burlington Resources Inc., a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and filed as an exhibit thereto.

I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for this opinion. Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Stephen F. Gates, Esq.